Exhibit 23.2
                         Consent of Independent Auditors


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-18547) and related Prospectus of EDITEK, Inc. for the registration of 8,396,755 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 1996, except for Note 12, as to which the date is May 9, 1996, with respect to the consolidated financial statements and schedule of EDITEK, Inc. and of our report dated March 6, 1996, with respect to the consolidated financial statements of MEDTOX Laboratories, Inc. included in its Annual Report (Form 10-K/A-2) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.




                                                       Ernst & Young LLP




Raleigh, North Carolina
February 13, 1997